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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 22, 2013, P. Schoenfeld Asset Management LP issued the following press release:

PSAM CALLS ON METROPCS BOARD TO

ADDRESS GOVERNANCE ISSUES

•                        Asks for MetroPCS CEO and Chairman Roger Linquist and Board member Kevin Landry to step down

•                        Raises concerns about MetroPCS insider share sales

•                        Recommends focus on CEO succession if T-Mobile transaction is voted down

NEW YORK, March 22, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) and its investment advisory clients, which together own shares of MetroPCS Communications, Inc. (“PCS” or the “Company”) valued at approximately $100 million at today’s prices, sent a letter today to the PCS Board of Directors requesting a focus on the Company’s governance structure and policies should the proposed transaction with T-Mobile be voted down at the Special Meeting on April 12, 2013.

In the letter to the PCS Board, PSAM stated that:

1.                    PCS Board Chairman and Chief Executive Officer Roger Linquist and Board member Kevin Landry should both step down from the Board of Directors as their interests are no longer aligned with PCS shareholders;

2.                    Mr. Linquist should also resign as Chief Executive Officer (“CEO”), if PCS shareholders vote down the proposed T-Mobile transaction, and PCS’s Board should identify a new CEO to manage the Company on a standalone basis;

3.                    The PCS Board should delay the 2013 Annual Meeting until late June to allow its shareholders to put forth proposals and director nominations in the two weeks following the Special Meeting; and

4.                    Standalone does not mean standstill — the Company should remain open to alliances and relationships that maximize shareholder value.

PSAM continues to encourage PCS shareholders to vote AGAINST the proposed T-Mobile transaction at the April 12, 2013 Special Meeting due to the materially unfair structure of the transaction for PCS shareholders, and the greater value PCS shareholders will receive from the Company remaining as a standalone business.

Full text of the letter sent to the PCS Board of Directors is attached.

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March 22, 2013

Members of the Board of Directors

MetroPCS Communications Inc.

2250 Lakeside Boulevard

Richardson, TX  75082

Dear Board Members:

As the Special Meeting to vote on the T-Mobile transaction approaches, the time has come for the MetroPCS (“PCS” or the “Company”) Board (the “Board”) and shareholders to turn their attention to the Company’s governance going forward when and if the deal is voted down.

We have previously expressed our opinion that it is offensive for Roger Linquist and Kevin Landry (through his fund TA Associates) to be aggressively selling down their positions in PCS stock while simultaneously recommending the T-Mobile transaction to PCS stockholders, based on implied values nearly 70% above their sales prices.  In our opinion, these two directors no longer have their interests properly aligned with shareholders and they should both leave the Board now.

In addition to resigning from the Board, Mr. Linquist should step down as Chief Executive Officer (“CEO”) after an appropriate transition period, and the Board should be considering the question of CEO succession if PCS remains a standalone company after the Special Meeting.  We believe that PCS has an excellent management team and, with the right leadership, can continue to operate a highly successful business, taking advantage of the Company’s strong balance sheet and significant spectrum assets.

PCS’s directors should be addressing both of these critical questions — the composition of the Board and CEO succession — now so that PCS is properly prepared to move forward as a standalone company.  We would be happy to meet with the PCS Board in the spirit of cooperation to give you our thoughts about how PCS should deal with these very important issues, including providing potential Board member candidates who we think could deliver appropriate value to PCS shareholders.

The PCS Board should also be considering the 2013 Annual Meeting.  The vote on the T-Mobile transaction is also a referendum on the existing PCS Board and its policies. If the deal is voted down, PCS shareholders should have an opportunity to make proposals and nominations at the 2013 Annual Meeting as a matter of good corporate governance.  As a result, we propose that PCS delay the Annual Meeting until late June and provide a two-week period following the Special Meeting in which PCS shareholders can put forth proposals and director nominations.

As we have said before, standalone does not mean standstill.  If PCS remains independent, PCS and the Board should be open to opportunities for new alliances and business relationships to maximize shareholder value for all PCS shareholders, and it needs the right governance to take advantage of these opportunities.

Signed,

The PSAM Team

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld  (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.   STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

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